SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made as of July 1, 2026 by and between DLH Holdings Corp., its subsidiaries, affiliates, divisions and each of their respective successors and assigns (“DLH” or the “Company”) and by the employee of his own free will, Zachary C. Parker (“Employee”). This Agreement will be effective on the “Effective Date”, which term shall have the meaning ascribed to it as set forth in Section 25(c), below.

WHEREAS, Employee was employed by the Company as its Chief Executive Officer and President pursuant to an Executive Employment Agreement, dated September 26, 2025, between the Company and Employee (the “Employment Agreement”);

WHEREAS, Employee’s employment as the Company’s Chief Executive Officer and President and any and all other officer or employee roles with the Company ceased on the date set forth in Section 1, below;

WHEREAS, the Parties desire for Employee to provide certain transition support services to the Company pursuant to the terms of an advisory agreement to be entered into between the Company and the Employee or an entity controlled by him pursuant to which he will provide such support service and which shall be deemed to come into force upon the Separation Date, as defined below (the “Advisory Agreement”), reporting to the new chief executive officer of the Company for the time period set forth in such Advisory Agreement; and

WHEREAS, the Parties desire for Employee to provide certain consulting services to the Company pursuant to the terms of a consulting agreement which shall come into force upon the expiration of the Advisory Agreement (the “Consulting Agreement”), reporting to the incoming chief executive officer of the Company for the time period set forth in such Consulting Agreement; and

WHEREAS, the Parties wish to resolve all matters that Employee may have related to Employee’s employment, transition, and the cessation of Employee’s employment.

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employee and the Company (who hereinafter collectively may be referred to as the “Parties”), intending to be legally bound, hereby agree as follows:

1.Separation of Employment Relationship.

(a)Employee acknowledges and agrees that effective on June 30, 2026 (the “Separation Date”), Employee’s employment with the Company and all of its subsidiaries and affiliated entities ceased. Effective as of the Separation Date, Employee has resigned from all positions and offices of employment with the Company and all positions, offices and directorships or comparable roles with the Company’s subsidiaries and affiliated entities. Employee acknowledges and agrees that as of the Separation Date, the Employment Agreement terminated in all respects by the mutual agreement of both parties except for those provisions that expressly survive termination. Following the Separation Date, Employee shall not be, or represent that Employee is, an employee of the Company or any of the other Releasees (as defined below).

(b)Commencing as of the Separation Date, Employee will begin providing transition and support services to the Company and the incoming chief executive officer of the Company pursuant to the terms of the Advisory Agreement. In addition, Employee will provide reasonable cooperation, whether before, on or after the Separation Date, in completing any action necessary to fully implement Employee’s separation of employment from the Company, including the execution of any documentation necessary to effectuate removal from and/or the transfer of any position held as an employee of the Company and any of its subsidiaries and affiliated entities. Employee will not engage in any conduct that is disloyal to the Company or damaging to the Company’s finances, operations, relationships or reputation. The term of the Advisory Agreement shall continue to the close of business on September 30, 2026, unless terminated earlier.

(c)Provided Employee does not revoke his execution of this Agreement during the Revocation Period, commencing as of October 1, 2026, Employee will begin providing consulting and related support services to the Company and the chief executive officer of the Company pursuant to the terms and conditions of the Consulting Agreement.

(d)Employee shall remain as a non-employee member of the Board of Directors of the Company for the balance of his current term, but will be deemed to have automatically tendered his resignation as a member of the board of directors and/or board of managers of each of the Company’s subsidiaries as of the Separation Date. Commencing on July 1, 2026 and during his service as non-employee member of the Board, Employee shall be entitled to such cash and equity compensation otherwise payable to non-employee Board members in connection with their service on the Board.

2.Separation Payments. Following the Separation Date the Company shall timely pay to Employee, minus applicable withholdings and authorized or required deductions: (i) all earned but unpaid wages and accrued but unused paid time off earned in accordance with applicable law and Company policy, in each case, through the Separation Date, (ii) any unpaid business expenses or other reimbursements due to Employee in accordance with the Company’s expense reimbursement policy and (iii) any unpaid health benefits due to Employee in accordance with the Company’s health benefit program (collectively, the “Accrued Benefits”). On or after the Effective Date, as defined below, and in consideration for Employee’s execution of and compliance with this Agreement, including the release of claims against the Company, and in consideration of Employee’s further representations, promises and covenants, in accordance with the terms and condition of this Agreement, Employee shall receive the following payments and benefits:

a.If Employee signs this Agreement within the time period specified herein and does not revoke this Agreement during the Revocation Period (as defined below), then the Company shall enter into the Advisory Agreement and the Consulting Agreement with Employee and/or an entity controlled by him, and make the payments and provide the other compensation thereunder during the terms thereof.

b.“Continuation Benefits” as defined in Section 1.4 of the Employment Agreement, in accordance with and to the extent required by Section 1.4 of the Employment Agreement and as permitted by plan documents and applicable law. Provided Employee timely elects continuation coverage under COBRA for himself, and if applicable his dependents, the Company will pay his COBRA premiums for the period of time specified in the Employment Agreement or until he obtains other coverage, whichever is sooner. Furthermore, any other Continuation Benefits will be reduced and/or eliminated to the extent that Employee obtains them in subsequent employment. Employee will promptly notify the Company if and when Employee obtains other employment and/or becomes eligible for employee benefits that are of the same or similar to the Continuation Benefits.

c.Provided Employee does not revoke his execution of this Agreement during the Revocation Period, then notwithstanding Employee’s separation from employment, that certain Employee Stock Option granted to Employee on November 29, 2017 (the “Option”) shall remain outstanding and exercisable in accordance with its stated terms for the duration of the Consulting Agreement; provided, that upon the expiration of the Consulting Agreement at the end of its term or in the event the Consulting Agreement is terminated without Cause (as defined under the 2016 Omnibus Equity Incentive Plan, as amended), the Option shall remain outstanding and exercisable until the stated expiration date of such Option. Further, provided Employee does not revoke his execution of this Agreement during the Revocation Period, then the unvested time-based Restricted Stock Units held by Employee as of the Effective Date shall remain outstanding and eligible to vest in accordance with their stated terms for the duration of the Consulting Agreement, and that Employee’s service under the Advisory Agreement and Consulting Agreement shall be deemed a continuation of service under such Restricted Stock Units for the purposes of the Company’s 2016 Omnibus Equity Incentive Plan, as amended; the 2025 Equity Incentive Plan, as amended; and the award agreements issued to Employee thereunder. Accordingly, such time-based Restricted Stock Units are hereby deemed amended to provide that (i) the definition of “Involuntary Termination Without Cause”

shall include the termination of the Consulting Agreement without Cause (as the term “Cause” is defined under the 2025 Equity Incentive Plan) and (ii) such Restricted Stock Units shall become immediately earned and vested as of the date of the termination of the Consulting Agreement without Cause. Employee and Company agree that the following time-based Restricted Stock Units are currently outstanding: Restricted Stock Units granted December 15, 2023 and December 20, 2024. For the purposes of clarity, Employee acknowledges and agrees that those certain Performance Restricted Stock Units granted on December 15, 2023, December 20, 2024 and December 17, 2025 expired effective on the Separation Date.

3.No Other Compensation and Benefits.

a.Employee acknowledges that the Accrued Benefits described in Section 2 above shall constitute full and complete satisfaction of any and all compensation and benefit amounts properly due and owing to Employee as a result of employee’s employment with the Company prior to the Separation Date and the end of employment as of such date; and that the amounts described under Section 2 above represents consideration greater than that to which Employee would be entitled if his employment terminated in the absence of this Agreement.

b.Employee acknowledges and agrees: (a) the Accrued Benefits are in full discharge of any and all liabilities and obligations the Releasees have to Employee, monetarily or otherwise, with respect to Employee’s employment, other than any continuing or vested rights Employee may have, if any, under the Company’s 401(k) Plan, as set forth in the books and records of such 401(k) Plan (the “Vested 401(k) Benefits”); and (b) the other consideration provided in Section 2 above exceeds any payment or other compensation or benefit to which Employee might otherwise be entitled. Except with respect to the Vested 401(k) Benefits and the Accrued Benefits, which the Company will timely pay following the Separation Date, Employee specifically acknowledges and agrees that the Company and the Releasees have paid to Employee all of the pay, wages, commissions, overtime, premiums, vacation, notice pay, separation pay, sick pay, leave pay, paid time off, holiday pay, equity, phantom equity, carried interest, distributions, allocations, royalties, bonuses, deferred compensation, and other forms of compensation, reimbursements, benefits, perquisites, or payments of any kind or nature whatsoever to which Employee was or may have been entitled (collectively, “Compensation”), and that the Company and the Releasees do not owe Employee any other Compensation, other than as explicitly provided in this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary, (i) the foregoing provisions of this Agreement are not intended to result in any duplication of any payments or benefits to Employee; and (ii) any opportunity that Employee has to receive any other incentive compensation or bonus payment shall cease immediately as of the Separation Date, except with respect to the time-based Restricted Stock Units addressed in Section 2.c hereof.

c.Clawback. Employee acknowledges and agrees that the provisions Section 4.7 of the Employment Agreement captioned “Clawback” shall survive the termination of his employment and the Employment Agreement and that the Company shall continue to have any and all rights to enforce the provisions of such paragraph against Employee as set forth therein. Employee further agrees that if the Company is required to recover any incentive or other compensation pursuant to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated thereunder, or any other laws or regulations (including rules and regulations adopted by the securities exchange on which the Company’s common stock is listed) that may apply to the Company or Employee whether in effect now or in the future, the Company shall be entitled to cease any payments hereunder and apply such payments toward any such recovery.

4.No Admissions. Employee understands that neither this Agreement (nor anything contained herein) nor the making of this Agreement is intended, and shall not be construed as, an admission that the Company or any of the Released Parties (as defined below) have violated any federal, state or local law (statutory, decisional or common law), or any ordinance or regulation, or has committed any wrong whatsoever with respect to the Employee, including, but not limited to, breach of any contract, actual or implied). Employee acknowledges and represents that: (a) Employee has no known workplace injuries or occupational diseases; (b) to the best of

Employee’s knowledge, Employee is unaware of the existence of any claim(s) that have not been asserted in writing against any Releasee (whether by Employee or any other individual or entity); (c) Employee has not asserted any claims(s) against any Releasee, and this Agreement is not offered for purposes of resolving any claim(s) that have been asserted; (d) to the best of Employee’s knowledge, neither Employee nor any other employee or other party has violated any policy or procedure applicable to the Releasees during the course of Employee’s employment; and (e) to the best of Employee’s knowledge, neither Employee nor any other employee or other party has violated any law or regulation applicable to the Releasees during the course of Employee’s employment.

5.Acknowledgment. In consideration for Employee’s entering into this Agreement, including, without limitation, Employee’s agreement and execution and delivery to the Company of the general release as contemplated by Section 12 of this Agreement (the “General Release”) and Employee’s compliance with the terms and conditions hereof, Employee shall be entitled to receive the payments and benefits described in Section 2 of this Agreement, subject to Employee not revoking (or attempting to revoke) the General Release before the expiration of the seven-day revocation period described herein. Furthermore, except as provided in this Agreement, to the fullest extent permitted by applicable law, Employee gives up Employee’s right to individual monetary relief in connection with any administrative or court proceeding with respect to any claim that has been waived herein, arising out of Employee’s employment with the Company or change in employment position or status and if Employee is awarded or accepts money damages, Employee will assign to the Company any right and interest to such money damages.

6.Arbitration. The Parties specifically and knowingly and voluntarily agree to arbitrate any controversy, dispute or claim which has arisen or could arise in connection with Employee’s employment or in any way related to this Agreement. The Parties agree to arbitrate any and all such matters before a single arbitrator in the State of Maryland in accordance with the Employment Rules of the American Arbitration Association then in effect. The arbitrator shall be selected by the Parties and shall be an attorney-at-law experienced in the field of corporate and employment law and admitted to practice in the State of Maryland. In the course of any arbitration pursuant to this Agreement, Employee and the Company agree (i) to request that a written award be issued by the arbitrator, and (ii) that each side is entitled to receive any and all relief it would be entitled to receive in a court proceeding pursuant to Maryland law. The Parties knowingly and voluntarily agree to enter into this arbitration clause and, except as provided elsewhere herein, waive any rights that might otherwise exist to request a jury trial or other court proceeding. This paragraph is intended to be both a post-dispute and pre-dispute arbitration clause. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties. The Parties’ agreement to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act 1967, as amended, the Americans with Disabilities Act, or any other federal, state or local law relating to discrimination, harassment or retaliation in employment and any claims relating to wage and hour claims and any other statutory or common law claims.

7.Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, Employee acknowledges and agrees that any breach by Employee (or threat thereof) of the non-disparagement, confidentiality, non-competition, or cooperation obligations (as provided by Paragraphs 8 – 11 of this Agreement) will cause the Company irreparable injury not fully compensable by money damages and therefore, the Company will not have an adequate remedy at law and accordingly, the Company may institute an action or proceeding in any court having competent jurisdiction to enforce such obligations, and the Company shall be entitled to injunctive or other equitable relief to prevent or curtail any such breach, threatened or actual. In any action brought by the Company for an injunction in aid of arbitration, to compel arbitration or to enforce any arbitration award, Employee consents to exclusive jurisdiction and venue in the federal and state courts in, at the election of the Company, (a) the State of Maryland; and/or (b) any state and county in which the Company contends that Employee has breached or is threatening to breach any agreement with or duty to the Company.

8.Confidentiality.

a.“Confidential Information” means information that is sensitive and proprietary to the Company which is possessed by or developed for the Company and which relates to the Company’s existing or potential business or business methods, which information is generally not known to the public and which information the Company seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, sensitive business information, business plans, market strategies, existing or proposed bids, pricing information, data compilations, financial or business projections, marketing plans, training information and materials, sensitive information provided by clients about their businesses, client work files, client and prospective client lists containing information about clients, client contracts and contract information, information regarding key employees, and company databases. Confidential Information also includes information received by the Company from others which the Company has an obligation to treat as confidential, including all non-public information obtained in connection with client engagements. As used herein, “Confidential Information” shall include all “Proprietary Information” as defined in the Employment Agreement.

b.Employee agrees that all Confidential Information, whether original, duplicated, computerized, memorized, handwritten, or in any other form, and all information contained in any Company records, are the sole and exclusive property of the Company. Employee shall do whatever is reasonably necessary to prevent unauthorized disclosure or use of the Company’s Confidential Information in Employee’s possession or under Employee’s control. Except as required in the conduct of the Company’s business or as expressly authorized in writing on behalf of the Company, Employee shall not use or disclose, directly or indirectly, any Confidential Information. Following the termination of Employee's employment, Employee shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply to Confidential Information after it has become generally known in the industry in which the Company conducts its business, unless it became generally known through unauthorized use or disclosure by Employee or those acting in concert with Employee.

c.Notwithstanding the foregoing, Employee understands that nothing contained in this Agreement limits Employee’s ability from exercising his rights in accordance with Section 6.2 of the Employment Agreement to report possible violations of applicable law or regulation to any federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, or any agency Inspector General (“Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies. Pursuant to 18 USC § 1833(b), the Defend Trade Secrets Act, an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

9.Restrictive Covenants.

(a)     Employee acknowledges and agrees that Employee shall continue to remain bound by all obligations Employee owes to the Company or the other Releasees, including, without limitation, all confidentiality, non-solicitation, and non-competition covenants as set forth in the Employment Agreement (the “Covenants”), and the Covenants shall remain in full force and effect in accordance with their terms.

(b)      Non-Disparagement.  Subject to Employee’s rights in Section 8.c., Employee will not, to the extent permitted by law directly or indirectly provide any disparaging or derogatory statements and information about any of the Released Parties to any person or entity who is not a party to this Agreement.  Both the Company and the Employee agree not to make any disparaging or derogatory statements about each other nor shall either party harm or in any way adversely affect the reputation and good will of each other, provided that this shall not prevent the parties from giving any truthful information to anyone when required by law in enforcing this Agreement. Nothing in this Agreement prohibits or restricts Employee from exercising any rights he may have under the National Labor Relations Act.

(c)    Employee’s receipt of the compensation and benefits under Section 2 of this Agreement shall be conditioned on Employee’s compliance with the terms of this Agreement and Sections 6 and 7 of the Employment Agreement.

10.Return of Company Materials. Employee represents that, except as may be necessary for the Employee’s performance of his obligations pursuant to the Advisory Agreement and the Consulting Agreement and with the knowledge and consent of the incoming chief executive officer of the Company, on or prior to the Separation Date, Employee has returned all property, equipment (including laptop, cell phone, keys, etc., if applicable), and documents of the Company in Employee’s possession, custody or control including, but not limited to original and copies of all books, materials, manuals, records, lists, printouts, programs, software and any other property of the Company. It is also understood and agreed that all books, handbooks, notes, manuals, files, papers, documents, memoranda, software, letters, facsimile or other communications concerning any and all aspects of the operations of the Company are and remain the sole and exclusive property of the Company. Employee agrees to return to the Company all materials which Employee developed or participated in the development of as an employee of the Company or otherwise belonging to the Company concerning past, present and future or potential clients, customers, products and/or services. Further, Employee agrees to return to the Company all materials provided by customers of the Company and all teaching materials provided by the Company. Such materials include, but are not limited to, customer and/or vendor lists, customer and/or vendor prospect material, price lists, rate structures and software owned or developed by the Company for any purpose in any form. Employee expressly represents and warrants that all such materials referred to in this paragraph, and any copies thereof, are being returned to the Company.

11.Litigation Cooperation. The payments to be made hereunder are conditioned on the full cooperation by Employee with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal or regulatory proceedings in which Employee’s assistance may be reasonably requested by the Company. Reasonable expenses arising from the cooperation will be reimbursed in accordance with the Company’s guidelines. The Company will also reimburse Employee for the value of any leave time Employee must take in order to provide such cooperation.

12.Waiver and Release. In consideration of the payments, benefits, agreements, and other consideration to be provided by the Company as described in this Agreement, Employee and for Employee’s heirs, executors, administrators, and their respective successors and assigns (collectively, “Employee”), HEREBY RELEASES AND FOREVER DISCHARGES, to the maximum extent permitted by law, the Company and its and their respective current and former owners, shareholders, members, officers, directors, employees, agents, insurers, attorneys, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as the “Released Parties” or the “Releasees”) of and from all or any manner of actions, causes and causes of action, suits, debts, obligations, damages, complaints, liabilities, losses, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments and expenses (including attorneys’ fees and costs), extents, executions, claims and demands whatsoever at law or in equity including those relating to Employee’s employment and termination of employment, whether known or unknown (collectively “Claims”) up until the Effective Date, specifically including by way of example but not limitation, Claims for discrimination, harassment or retaliation or other violations of any law such as Title VII of the Civil Rights Acts of 1964 and 1991, as amended; the Civil Rights Act of 1866; the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act, as amended; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (collectively, “ADEA”); the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA); the Sarbanes-Oxley Act of 2002, the Maryland Human Rights Act, the Montgomery County Human Rights Act, the Georgia Fair Employment Practices Act, the Sex Discrimination in Employment Act, the Georgia Age Discrimination in Employment Act, the Georgia Equal

Employment for Persons with Disabilities Code; and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; as well as all Claims for wrongful discharge, breach of contract, personal injury, defamation, mental anguish, injury to health and reputation; Claims for attorneys’ fees and costs and all other Claims which Employee ever had, now has, or which Employee hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever arising out of Employee’s employment by the Company or the termination thereof.

Notwithstanding the foregoing, however, this General Release shall not extend to (i) any rights, remedies, or claims Employee may have in enforcing the terms of this Agreement that are not released hereby and any claims that cannot be released by law; (ii) any rights Employee may have to receive vested amounts under any Equity Awards, the Company’s stock option plan, 401(k) or pension plans; (iii) Employee’s rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); (iv) any rights arising exclusively under the Fair Labor Standards Act, except as such waiver may henceforth be made in a manner provided by law; and (v) claims for indemnification (whether under state law, the Company’s by-laws or otherwise) for acts performed as an officer or director of the Company.

Employee takes this action fully aware of Employee’s rights arising under the laws of the United States (and any State or local governmental entity thereof) and voluntarily waives and releases all such rights or claims under these or other laws, but does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. The provisions of any laws providing in substance that releases shall not extend to claims which are at the time unknown to or unsuspected by the person executing such release, are hereby waived. Employee specifically intends the release of Claims in this Section 12 to be the broadest possible release permitted by law.

13.Press and Media. Employee agrees that in the event Employee is contacted by the media in any form, including, but not limited to, any wire service, newspaper, magazine or web-based news service, with respect to the Company, its clients and/or customers, and/or Employee’s conduct and/or employment at the Company, Employee will immediately refer all contacts directly to the incoming chief executive officer of the Company.

14.Applicable Law. This Agreement shall be deemed to have been made within the State of Maryland and shall be interpreted and construed and enforced in accordance with the laws of the State of Maryland without regard to its conflicts of law provision. This Agreement shall be subject to specific performance. Subject to Sections 6 and 7 of this Agreement, any or all actions or proceedings which may be brought by either Party under this Agreement shall be brought in courts having a situs within the State of Maryland, and Employee and the Company each hereby consent to the jurisdiction of any local, state or federal court located within the State of Maryland.

15.No Pending Actions. Employee represents that Employee has not filed any complaints, charges or Claims against the Company or any of the Releases with any local, State, or Federal agency or court, or with any other forum, and that Employee will not commence, file, pursue, or cause or assist any person or entity to commence, file or pursue, any complaints, charges or Claims against the Company or any of the Releasees, subject to his rights under Section 8.c. above.

16.Severability. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, Employee and the Company agree that the court or other appropriate decision-making authority making such determination shall, to the extent allowed by applicable Maryland law, reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. In the event that any court or other appropriate decision-making authority determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall nonetheless survive and be enforced to the fullest extent permitted by law.

17.Entire Agreement. Except as otherwise expressly provided herein, this Agreement, including the General Release included herein, constitutes the entire agreement between the Parties and supersedes any and all prior agreements, whether written or oral, concerning its subject matter except for those terms of the Employment Agreement not expressly superseded by this Agreement. This Agreement may not be modified or changed, except in a written agreement signed by both Parties.

18.Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

19.Taxes. Any payments made or benefits provided to you under this Agreement will be reduced by any required federal and state withholding and employment taxes. To the extent applicable, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Internal Revenue Code (the “Code”), each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludable from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent. Further, any reimbursement or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Furthermore, Company and Employee agree that they reasonably believe that the payments and benefits to Employee under the Employment Agreement and this Agreement are not subject to taxation under the provisions of Section 409A of the Code. Company represents that it has not and will not (directly or indirectly) report to the Internal Revenue Service any payments or benefits to or in respect of the Employee as being subject to Section 409A of the Code on Employee’s W-2, Form 1099, or in any other manner.

20.Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chief Financial Officer, or to such other address as either party may specify by notice to the other actually received.

21.Waivers. No provisions of this Agreement may be waived, or discharged unless such waiver or discharge is agreed to in a writing signed by the Employee and an appropriate officer of the Company empowered to sign the same by the Board. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior to subsequent time.

22.Interpretation. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto on the basis that such party was the draftsman of such provision; and no presumption or burden of proof shall arise disfavoring or favoring any party by virtue of the authorship of any of the provisions of this Agreement.

23.Independent Representation. The Parties agree that they have both had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against either party. The Employee has been advised and has had the opportunity to consult with an attorney or other advisor prior to executing this agreement. The Employee understands, confirms, and agrees that counsel to the Company (Becker & Poliakoff, P.A.) has not acted and is not acting as counsel to the Employee and that Employee has not relied upon any legal advice except as provided by its own counsel.

24.Miscellaneous. Employee specifically acknowledges and agrees that notwithstanding any discussions or negotiations Employee may have had with any of the Releasees prior to the execution of this Agreement, Employee is not relying on any promises or assurances other than those explicitly contained in this Agreement. Each of the Releasees shall be a third-party beneficiary to this Agreement and entitled to enforce it in accordance with its terms.

25.Older Worker Benefit Protection. Notwithstanding any other provision of this Agreement to the contrary:

a.The Company and Employee agree that, by entering into this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed.

b.The Company and Employee agree that this Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the Age Discrimination in Employment Act of 1967, as amended, and other laws, and further agree that this Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The Company and Employee further agree that Employee knowingly and voluntarily waives all rights or claims (that arose prior to Employee’s execution of this Agreement) Employee may have against the Released Parties, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) as a consequence of any charge filed with the EEOC, and of any litigation concerning any facts alleged in any such charge. This Agreement shall not affect or be used to interfere with Employee’s protected right to test in any court, under the Older Worker Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights set forth in this Agreement. The Employee has read this Agreement in its entirety and understands all of its terms. The Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it, including the waiver and release of claims under the Age Discrimination in Employment Act (ADEA), as amended. The Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled.

c.The Company and Employee agree that, for a period of seven (7) days following the execution of this Agreement (the “Revocation Period”), Employee has the right to revoke this Agreement by written notice to the Company’s Chief Financial Officer prior to the end of the Revocation Period. Such revocation must be in writing and must be emailed to the Company’s Chief Financial Officer. Notice of such revocation must be received within the seven (7) day revocation period referenced above. The Company and Employee further agree that provided that Employee does not revoke Employee’s execution of this Agreement within such seven (7) day Revocation Period, this Agreement will automatically become effective on the eight (8th) calendar day after the date on which Employee initially signs it (the “Effective Date”); and that in the event Employee revokes this Agreement prior to the eighth (8th) day after the execution of this Agreement, this Agreement, and the promises contained in this Agreement, shall automatically be deemed null and void. Employee specifically acknowledges and agrees that (a) this Agreement contains individually negotiated terms and conditions of his separation of employment with the Company, and (b) his separation of employment with the Company is not part of, and this Agreement is not offered in connection with, an “exit incentive program” or “other employment termination program” under ADEA.

d.Should Employee materially breach this Agreement, then: (i) the Company shall have no further obligations to Employee under this Agreement or otherwise (including but not limited to any obligation to provide the consideration set forth in Section 2, and the Company shall be entitled to immediate repayment of any amounts already paid under thereunder; (ii) the Company shall have all rights and remedies available to it under this Agreement and any applicable law or equitable theory; and (iii) all of Employee’s promises, covenants, releases, waivers, representations, and warranties under this Agreement shall remain in full force and effect.

26.Employee is hereby advised to review this Agreement with counsel of Employee’s choice and at Employee’s expense. Employee hereby acknowledges that Employee has had the opportunity to consult with any attorney of the Employee’s choice before signing this Agreement. Employee represents and warrants that the Company gave Employee a period of up to twenty-one (21) days in which to consider this Agreement before executing this Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this 21-day period.

27.Employee’s acceptance of monies paid by the Company, as described in Section 2 of this Agreement, at any time more than seven (7) days after the execution of this Agreement shall constitute an admission by Employee that Employee did not revoke this Agreement during the revocation period of seven (7) days; and shall further constitute an admission by Employee that this Agreement has become effective and enforceable.

28.If Employee executed this Agreement at any time prior to the end of the twenty-one (21) day period that the Company gave Employee in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Agreement for at least twenty-one (21) days, and was due to Employee’s belief that Employee had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

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EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT EMPLOYEE HAS HAD AMPLE TIME TO CONSIDER AND NEGOTIATE THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH SUCH ADVICE FROM AN ATTORNEY, AS EMPLOYEE DEEMED APPROPRIATE.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

DLH Holdings Corp.

/s/ Kathryn M. JohnBull	8/19/2026
Name: Kathryn M. JohnBull	Date
Title: Chief Executive Officer

EMPLOYEE

/s/ Zachary C. Parker	8/19/2026
Name: Zachary C. Parker	Date